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                                                                     EXHIBIT 5.1




[       ], 1997




Iridium World Communications Ltd.
Clarendon House
Church Street
Hamilton HM11
Bermuda

Dear Sirs:

IRIDIUM WORLD COMMUNICATIONS LTD.

We have acted as special Bermuda legal counsel to the Company in connection with an initial public offering of certain shares of Class A Common Stock in the Company (the "Common Stock") as described in the U.S. and International Prospectuses contained in the Company's registration statement on Form S-1 (Registration No. 333-23419) filed with the U.S. Securities and Exchange Commission (the "Commission" on [ ] June, 1997, which is hereinafter defined as the "462(b) Registration Statement", which term does not include any exhibits, documents or schedules incorporated by reference therein other than the Company's registration statement on Form S-1 registration number 333-23419 and the amendements thereto and filed by the Company with the Commission on April 18, 1997, April 25, 1997 and May 9, 1997.


For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.       A facsimile copy of a U.S. Purchase Agreement dated [        ],
         1997 between the Company, Iridium LLC, a Delaware limited liability company ("Iridium") and the U.S. Underwriters (such term having herein the same meaning as therein) (the "U.S. Purchase Agreement");

2.       A facsimile copy of a International Purchase Agreement dated [       ],
         1997 between the Company, Iridium LLC, a Delaware limited liability company ("Iridium") and the International Underwriters (such term having herein the same meaning as therein) (the "International Purchase Agreement" and together with the U.S. Purchase Agreement the "Purchase Agreements");

3. The 462(b) Registration Statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") on [ ] June,
         1997.
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4.       The final Form of U.S. Prospectus dated [               ], 1997 for use
         in connection with the offering of U.S. Securities of the Company
         (the "Prospectus").

5.       The final Form of International Prospectus dated [             ], 1997
         for use in connection with the offering of International Securities (the "International Prospectus" and together with the U.S. Prospectus the "Prospectus").

We have also reviewed and have relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Memorandum of Association and Bye-Laws of the Company as well as Board minutes and resolutions and Members minutes and resolutions of the Company. We have also reviewed originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and such other documents and have made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(ii) the capacity, power and authority of each of the parties to the Purchase Agreements, other than the Company, to enter into and perform its respective obligations under the Purchase Agreements;

(iii) the due execution of the Purchase Agreements by each of the parties thereto, other than the Company and the delivery of the Purchase Agreements by each of the parties thereto;

(iv) the correctness, accuracy and completeness of all factual representations made in the Purchase Agreements, the 462(b) Registration Statement and the Prospectuses and in the other documents which we have reviewed;





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(v)      that there is no provision of the law of any jurisdiction, other than
         Bermuda, which would have any implication in relation to the opinions expressed herein; and

(vi) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Purchase Agreements in accordance with their respective terms.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Subject is mentioned below, this opinion is issued solely for your benefit with respect to the matters referred to herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as an exempted company under the laws of Bermuda and is in good standing (meaning that it has not failed to make any required filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax the failure of which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda) under the laws of Bermuda.

2. The 2,300,000 shares of Common Stock covered by the 462(b) Registration Statement (including the 300,000 shares of Common Stock issuable upon exercise of options granted to the U.S. Underwriters and the International Managers to cover over allotments, if any), have been duly authorised for issuance and sale and upon sale and delivery by the Company against payment in full of the consideration as contemplated by such 462(b) Registration Statement will be duly and validly issued, fully paid and non-assessable (which term when used herein shall mean no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the 462(b) Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in the 462(b) Registration Statement.

Yours faithfully,

CONYERS, DILL & PEARMAN